Exhibit 99.1

June 29, 2012

Dear Current or Former Savings and Investment Plan Participant:

This letter and the accompanying document called a “Prospectus” contain important information.

Monsanto is sending you these materials because you are a current or former participant in the Monsanto Savings and Investment (the “Plan”) and acquired shares of our common stock, par value $0.01 per share, as part of units (the “Units”) in the Plan’s Monsanto (Employee) Stock Fund or Monsanto (Employer) Stock Fund (collectively, the “Stock Funds”) during the period from May 1, 2011 through June 22, 2012 (the “Purchase Period”). We are offering to buy back Units at the original purchase price plus interest, or reimburse you for losses you may have incurred if you have sold Units. This offer is called a “Rescission Offer.” We are making the Rescission Offer because we discovered that the number of shares included in the Units sold may have exceeded the number of shares registered with the Securities and Exchange Commission (SEC) for sale to participants in the Plan.

Because you will not be permitted to conduct any transactions out of the Monsanto Stock Funds during the blackout period commencing at 12:00 a.m. U.S. Central time, on July 30, 2012 and lasting up to three to five business days, if you want to initiate any requests for transfers or distributions out of the Monsanto Stock Funds you will need to do so prior to 3:00 p.m., U.S. Central time, on July 27, 2012 for those requests to take effect without respect to the blackout period, regardless of whether you accept the Rescission Offer and whether we repurchase your Units. See “Notice of Blackout Period” in the attached Prospectus for more information.

To help you further understand this offer, please review the Prospectus contained in this package. A Rescission Offer Acceptance Form accompanies the enclosed Prospectus. We urge you to review the Prospectus carefully before deciding whether or not to execute and return the Rescission Offer Acceptance Form.

The Rescission Offer deadline is 11:59 p.m., U.S. Central time, on July 27, 2012. If you want to accept the Rescission Offer, your acceptance form must be received at the address indicated on your acceptance form on or before this deadline.

We encourage you to read the entire Prospectus for complete information. If you have questions after reading this material, please call the Monsanto Company Rescission Offer Call Center at 800-278-2141, Monday through Friday, except holidays, between the hours of 8:00 a.m. and 8:00 p.m., U.S. Central time. If you are outside of the United States, you may call the Rescission Offer Call Center collect by asking your local operator to connect you to an AT&T international operator, who should be able to assist you in dialing a collect call to the U.S. toll-free number above.

Regards,

Monsanto Company